Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Davis New York Venture Fund, Inc.:
We consent to the use of our report dated September 22, 2010, incorporated by reference in this Registration Statement of Davis New York Venture Fund, Inc. (consisting of two series, Davis New York Venture Fund and Davis Research Fund) and to the references to our firm under the headings “Financial Highlights” in the Prospectuses for Davis New York Venture Fund and Davis Research Fund and “Independent Registered Public Accounting Firm” in the Statements of Additional Information for Davis New York Venture Fund and Davis Research Fund.

/s/ KPMG LLP
/s/ KPMG LLP

Denver, Colorado
November 22, 2010